As filed with the Securities and Exchange Commission on March 6, 2013.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PROTECTIVE LIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2492236
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama  35223

(Address of principal executive offices)

Protective Life Corporation

401(k) and Stock Ownership Plan

(Full title of the plan)

Deborah J. Long, Esq.

Executive Vice President, General Counsel and Secretary

2801 Highway 280 South

Birmingham, Alabama  35223

(205) 268-3700

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a small reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

				Proposed maximum
	Amount to be	Proposed maximum		Aggregate offering	Amount of registration
Title of securities to be registered	registered(1)	offering price per unit		price	fee
Common Stock, par value $.50 per share	3,000,000	$31.85	(2)	$95,550,000.00	$13,033.02

(1)   Consists of shares of Common Stock to be issued under the terms of the Protective Life Corporation 401(k) and Stock Ownership Plan (the “Plan”).  Such additional shares as may be issued by operation of the recapitalization provisions of the Plan are hereby also registered.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an undetermined number of interests to be offered or sold pursuant to the Plan.

(2)   Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon an assumed price of $31.85 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on the consolidated reporting system on March 4, 2013.  [.0001364]

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Protective Life Corporation (“the Registrant”) and the Protective Life Corporation 401(k) and Stock Ownership Plan (“the Plan”) hereby state that the documents listed in (a) through (c) below are incorporated by reference in this Registration Statement:

(a)         The Registrant’s latest annual report and the Plan’s latest annual report, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

(c)          The description of the Registrant’s common stock, par value $.50 per share (“Common Stock”), contained in a registration statement therefore filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The Registrant and the Plan hereby state that all documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

Section 6.5 of Article VI of the Registrant’s certificate of incorporation provides that the Registrant shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans).

The Registrant is empowered by Section 145 of the Delaware General Corporation Law, subject to the proceedings and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was an officer, employee, agent or director of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Registrant may indemnify any such person against expenses (including attorneys’ fees) in an action by or in the right of the Registrant under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Registrant. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, the Registrant must indemnify such person against the expenses which such person actually and reasonably incurred in connection therewith.

Policies of insurance are maintained by the Registrant under which directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation also provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnity agreements with each of its current directors that provide, among other things and subject to certain limitations, a contractual right to indemnification to the fullest extent permissible under the law.  The Company has agreements with certain of its officers providing up to $10 million in indemnification.  These obligations are in addition to the customary obligation to indemnify officers and directors contained in the Company’s governance documents.

Item 8.  Exhibits

Exhibit No.	Description of Exhibit

4.1	1998 Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 1998. (No. 001-12332)

4.2	2010 Amended and Restated By-laws of the Registrant, as adopted March 1, 2010, filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed March 5, 2010. (No. 001-11339)

5.1	Opinion of Counsel as to the legality of securities to be registered is omitted pursuant to Instruction (a) to Item 8 of Form S-8.

5.2

Compliance with ERISA — The Registrant will submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

23	Consent of PricewaterhouseCoopers LLP (filed herewith).

24	Powers of Attorney (filed herewith).

99	The Registrant’s 401(k) and Stock Ownership Plan (filed herewith).

Item 9.  Undertakings

(a)  Rule 415 Offering.  The undersigned Registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii.               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 424(f) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.              That, for the purpose of determining liability under the Securities Act to any purchaser:

i.      If the Registrant is relying on Rule 430B:

A.            Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

B.            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.               If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.              That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.                  Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.     Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

iv.           Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)  Filings incorporating subsequent Exchange Act documents by reference.  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Request for acceleration of effective date or filing of registration statement becoming effective upon filing.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, State of Alabama, on March 6, 2013.

(Registrant)	Protective Life Corporation

*
By: John D. Johns
Chairman of the Board, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

	Chairman of the Board,	March 6, 2013
*	President
JOHN D. JOHNS	and Chief Executive Officer
(Principal Executive Officer)
and Director

*	Vice Chairman and	March 6, 2013
RICHARD J. BIELEN	Chief Financial Officer
(Principal Financial Officer)

	Senior Vice President,	March 6, 2013
*	Controller,
STEVEN G. WALKER	and Chief Accounting Officer
(Principal Accounting Officer)

*	Director	March 6, 2013
ROBERT O. BURTON

*	Director	March 6, 2013
ELAINE L. CHAO

*	Director	March 6, 2013
THOMAS L. HAMBY

*	Director	March 6, 2013
VANESSA LEONARD

*	Director	March 6, 2013
CHARLES D. MCCRARY

*	Director	March 6, 2013
JOHN J. MCMAHON, JR.

*	Director	March 6, 2013
MALCOLM PORTERA

*	Director	March 6, 2013
C. DOWD RITTER

*	Director	March 6, 2013
JESSE J. SPIKES

*	Director	March 6, 2013
WILLIAM A. TERRY

*	Director	March 6, 2013
W. MICHAEL WARREN, JR.

*	Director	March 6, 2013
VANESSA WILSON

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Retirement Committee of the Registrant (which administers the Plan) has duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the city of Birmingham, State of Alabama, on March 6, 2013.

(Plan) Protective Life Corporation 401(k) and Stock Ownership Plan

*
By: Steven G. Walker
Member, Protective Life Corporation
Retirement Committee

*by: /s/ Alfred F. Delchamps, III, Alfred F. Delchamps, III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

Index to Exhibits

Exhibit No.	Description of Exhibit

4.1	1998 Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 1998. (No. 001-12332)

4.2	2010 Amended and Restated By-laws of the Registrant, as adopted on March 1, 2010, filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed March 5, 2010. (No. 001-11339)

5.1	Opinion of Counsel as to the legality of securities to be registered is omitted pursuant to Instruction (a) to Item 8 of Form S-8.

5.2

Compliance with ERISA — The Registrant will submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

23	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney.

99	The Registrant’s 401(k) and Stock Ownership Plan.